Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	John Kristoff +1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
April 20, 2004

DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
      — COMPANY REPORTS RECORD FIRST QUARTER REVENUE
      — MEETS EPS GUIDANCE

NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported first quarter 2004 net income of $29,169,000 on revenue of $498,255,000, with diluted earnings of $.40 per share, compared to $.36 in the first quarter of 2003. Diluted earnings per share were within the company’s previous guidance of $.38 to $.42. Revenue grew 21.5 percent versus the first quarter of 2003, while net income increased 12.6 percent and diluted earnings per share grew 11.1 percent. This performance was driven by strong growth in the financial self-service business, which more than offset the dilutive effect of the election systems business, which was $.04 per share in the first quarter of 2004 compared to $.01 accretive in the first quarter of 2003.

First Quarter Highlights

•	Double-digit increase in product and service orders, excluding election systems.

•	Revenue from non-election systems businesses grew by 19.9 percent, and 14.7 percent on a fixed exchange rate basis*, while diluted earnings per share from these businesses grew by 25.7 percent.

•	Total financial self-service revenue grew by 22.2 percent and 15.1 percent on a fixed exchange rate basis*, led by strong demand for our Opteva financial self-service product solutions.

•	Security solutions revenue grew 13.7 percent and 13.3 percent on a fixed exchange rate basis* as a result of continued market share gains, growth in the financial industry, government, and retail markets and two small security business acquisitions in Asia-Pacific.

•	Total Asia-Pacific revenue increased 32.0 percent and 24.3 percent on a fixed exchange rate basis*.

•	Total revenue for the Americas, excluding election systems, grew by 18.7 percent and 15.5 percent on a fixed exchange rate basis*.

*	See accompanying notes for non-GAAP measures.

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Financial Results
“We’re very pleased to have generated strong revenue growth in our financial self-service and security businesses, which performed exceptionally well during the first quarter” said Walden W. O’Dell, Diebold chairman and chief executive officer. “Market acceptance of Opteva is continuing to gain momentum globally, as the new product line continues to constitute a growing percentage of our overall financial self-service business. Our security solutions continue to gain momentum with double-digit revenue growth from the same period last year.

“Purchasing delays, as a result of ongoing political debate, are continuing to adversely impact the election systems business this year. As a result, we have significantly reduced election systems revenue and profit expectations for the current year. However, we remain confident in the long-term prospects of the election systems business. We’ve overcome these recent setbacks with our strong overall performance and have slightly increased full-year total revenue guidance for 2004.”

O’Dell continued, “As a result of the overall performance of the business and the continued acceptance of our core product and service solutions in the marketplace, I am very optimistic about our prospects for the balance of this year — and beyond.”

Fixed Exchange Rate First Quarter Orders
Total orders for product and service increased well into the double-digit range. Financial self-service orders in the Americas and Asia-Pacific increased in the double-digit range. Security orders remain strong, increasing in the double-digit range. Total orders in North America grew well into the double-digit range, excluding election systems. Orders in Europe, Middle East and Africa (EMEA) decreased in the single-digit range as this market remains very competitive.

Orders in election systems grew substantially from the first quarter 2003 and included a $35.8 million dollar order from Brazil.

Significant orders for the quarter included:
• Total Opteva orders in excess of $60 million
• An election systems order from the Tribunal Superior Eleitoral (TSE) of Brazil for $35.8 million
• Opteva orders from two major financial institutions in North America totaling $13.3 million
• Financial self-service orders from two banks in China and one bank in India totaling $6.8 million
• Four significant orders in Europe for financial self-service, including Opteva, totaling approximately $6.3 million
• A major Opteva order in Australia for $4.9 million
• Physical security orders from three banks in North America totaling $2.4 million
• Three orders for Opteva units in Latin America totaling $1.9 million

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PAGE 3/ DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

Revenue
Total revenue for the quarter was $498.3 million, up $88.1 million, or 21.5 percent and 16.2 percent on a fixed exchange rate basis. Total financial self-service revenue increased 22.2 percent and 15.1 percent on a fixed exchange rate basis. Approximately $14 million of financial self-service revenue in the prior year period was reclassified from product to service to better reflect the nature of that business. Security solutions revenue grew 13.7 percent and 13.3 percent on a fixed exchange rate basis. Total financial self-service and security revenue increased by 19.9 percent and 14.7 percent on a fixed exchange rate basis.

Revenue Summary by Product and Service Solutions
(In Thousands — Quarter Ended March 31)

			% Change	% Change
	2004	2003	GAAP	fixed rate
Financial Self-Service
Products	$154,260	$111,588	38.2%	29.3%
Services	207,495	184,529	12.4%	6.5%

Total Fin. self-service	361,755	296,117	22.2%	15.1%

Security solutions
Products	57,417	48,411	18.6%	18.0%
Services	64,210	58,594	9.6%	9.4%

Total Security	121,627	107,005	13.7%	13.3%

Total Fin. self-service & security	483,382	403,122	19.9%	14.7%

Election systems	14,873	7,032	111.5%	111.5%

Total Revenue	$498,255	$410,154	21.5%	16.2%

Revenue Summary by Geographic Area
(In Thousands — Quarter Ended March 31)

			% Change	% Change
	2004	2003	GAAP	fixed rate
The Americas
Financial self-service solutions	$258,156	$208,087	24.1%	19.1%
Security solutions	115,685	106,805	8.3%	8.0%

subtotal	373,841	314,892	18.7%	15.5%

Election systems	14,873	7,032	111.5%	111.5%

Total Americas	388,714	321,924	20.7%	17.5%

Asia-Pacific
Financial self-service solutions	35,839	31,481	13.8%	7.4%
Security solutions	5,940	176	N/A	N/A

Total Asia Pacific	41,779	31,657	32.0%	24.3%

Europe, Middle East, Africa
Financial self-service solutions	67,760	56,549	19.8%	5.6%
Security solutions	2	24	N/A	N/A

Total Europe, Middle East, Africa	67,762	56,573	19.8%	5.5%

Total Revenue	$498,255	$410,154	21.5%	16.2%

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Currency Impact
During the quarter, revenue was positively impacted by the year-over-year strengthening of the Brazilian real and by the strengthening of the euro and certain other currencies. The positive currency impact in the first quarter was approximately $18.5 million or 4.5 percent versus the prior year reported results.

Gross Margin
Total gross margin for the first quarter was 28.1 percent compared to 30.2 percent in the first quarter 2003. Product gross margin decreased from 36.8 percent in the first quarter 2003 to 32.5 percent in the first quarter 2004. The decline in product gross margin was due to lower product margins in election systems, as well as pricing pressure on non-Opteva financial self-service product offerings and U.S. security products. This decline in product gross margin was partially offset by higher profit margins from Opteva financial self-service products. Service gross margin decreased from 25.7 in the first quarter of 2003 to 24.7 percent in the first quarter 2004. The decrease in service gross margin was due to pricing pressure in Europe and Latin America, as well as a higher mix of installation and election systems service revenue, which carries lower margins. This decrease in service gross margin was partially offset by improved service margins achieved in North America.

Operating Expenses
Total operating expenses for the quarter were 19.3 percent of revenue down from 20.2 percent in the first quarter 2003. Operating expenses were positively leveraged in the first quarter 2004 due to continued aggressive cost controls and efficiencies, as well as rapid sales growth.

Operating Profit
Operating profit was 8.8 percent of revenue, down from 10.0 percent in the first quarter of 2003. The decrease in operating profit margins was due to operating losses associated with the election systems business. Operating profit margin for the combined financial self-service and security business was maintained in the first quarter 2004 versus the prior year period. The benefits from the improved leveraging of operating expenses, due to aggressive cost controls, offset the impact from lower gross profit margins in the financial self-service and security businesses.

Other Income/(Expense) and Minority Interest
Other income/(expense) and minority interest improved by $2 million in the first quarter of 2004 versus the first quarter of 2003. This improvement was a result of increased interest income net of interest expense and improved foreign exchange results.

Net Income
Net income was 5.9 percent of revenue compared to 6.3 percent in the first quarter 2003. The decline in net income as a percent of revenue was the result of lower performance in the election systems business.

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Balance Sheet and Cash Flow Highlights
Diebold’s balance sheet remains strong. The company’s net debt* was $60.1 million at March 31, 2004, compared to $27.6 million at December 31, 2003, and $13.3 at March 31, 2003. The $46.8 million increase in net debt in the first quarter of 2004 versus the same period last year was due to rapid growth and related working capital requirements, the repurchase of 342,000 shares of company stock for $16.5 million and $12 million related to acquired businesses.

In addition, dramatic growth in our core financial self-service and security businesses, higher working capital requirements from our elections systems business and timing of estimated tax payments resulted in the use of $8.0 million in free cash flow* in the first quarter.

Days sales outstanding increased by 6 days, moving from 90 days at March 31, 2003 to 96 days at March 31, 2004. Delays in collecting the remaining Maryland election system contract receivable, approximately one-half of which was paid in the first quarter of 2004, and the San Diego election system contract receivable negatively impacted DSO by 5 days. The company expects to collect the remaining receivable from Maryland during the second quarter and the San Diego payment early in the third quarter. Twelve month moving average inventory turns decreased slightly from 5.5 to 5.3. This was due to the rapid growth in the first quarter and expected strong revenue in the second quarter.

Stock Option and Restricted Stock Expense
As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2004 would be approximately $.06 per share compared to $.06 per share in 2003.

In the interest of more directly linking associate rewards to corporate performance, the company has in 2004 granted restricted stock units in lieu of stock options to a select group of key associates. The impact from this transition to grants of restricted stock units will adversely impact 2004 earnings by approximately $.01 per share.

*See accompanying notes for non-GAAP measures.

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PAGE 6/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.

Second quarter and full-year 2004 outlook
Expectations for the second quarter 2004 include:

•	Second quarter revenue is expected to increase 13 to 16 percent on a fixed exchange rate basis*.

o	Financial self-service revenue growth of 8 to 11 percent, fixed rate.
o	Security growth of approximately 9 to 12 percent, fixed rate.
o	Election systems revenue is expected to be $25 to $30 million for the second quarter.

•	Currency exchange is anticipated to be neutral to slightly favorable versus prior year.
•	Depreciation and amortization to be approximately $18 million.
•	An effective tax rate of approximately 32.0 percent.
•	An increase in pension expense of approximately $.01 per share in the second quarter of 2004 as compared to the second quarter of 2003.
•	EPS in the range of $.58 to $.62. This compares to $.57 in the second quarter of 2003, which included approximately $.03 per share gain from the early buy-out of leased ATM equipment by a major customer.

Expectations for the full year 2004 include:

•	Revenue growth of 8 to 12 percent, on a fixed exchange rate basis*.

o	Financial self-service revenue growth of 9 to 12 percent, fixed rate.
o	Security growth of approximately 10 to 14 percent, fixed rate.
o	Election systems revenue is now anticipated to be in the range of $80 to $95 million. The company has reduced its revenue expectations as a result of delays in the implementation of electronic voting in Ohio. The total adjusted range includes $35.8 million for the voting contract in Brazil.

•	Positive currency impact of 1-2 percent versus prior year.
•	Depreciation and amortization of approximately $75 million.
•	An effective tax rate of approximately 32.0 percent.
•	Pension expense is expected to be $.04 per share higher in 2004, moving from $.01 per share in 2003 to $.05 per share in 2004.
•	EPS in the range of $2.58 to $2.66. This represents a 9 to 13 percent increase in EPS over 2003, excluding the impact of pension expense.
•	Research and development will be approximately 3.0 percent of revenue.
•	Free cash flow* is expected to be in the range of $225 — $250 million.

*	See accompanying notes for non-GAAP measures.

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PAGE 7/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Notes for Non-GAAP Measures

1.	Fixed exchange rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

2.	Free cash flow is calculated as follows:

	Q1 2004	Q1 2003
Net cash provided by operating activities (GAAP measure)	$9,247	$98,479
Capital expenditures	(12,785)	(14,022)
Rotable spares expenditures	(4,506)	(10,092)

Free cash flow/(drain) (non-GAAP measure)	$(8,044)	$74,365

The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

3.	Net debt is calculated as follows:

	March 31,	December 31,	March 31,
	2004	2003	2003
Cash, cash equivalents and other investments (GAAP measure)	$153,876	$176,101	$167,175
Less Industrial development revenue bonds and other	(13,550)	(13,550)	(21,100)
Less Notes payable	(200,409)	(190,172)	(159,333)

Net debt (non-GAAP measure)	$(60,083)	$(27,621)	$(13,258)

Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

Financial Information
Walden W. O’Dell and Senior Vice President and Chief Financial Officer Gregory T. Geswein will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

Forward-Looking Statement
In the company’s written or oral statements, the use of the words “believes,” “anticipates,” “expects” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company’s share of new and existing markets, and the company’s short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company’s goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company’s uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;
•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;
•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;
•	acceptance of the company’s product and technology introductions in the marketplace;
•	unanticipated litigation, claims or assessments;
•	ability to reduce costs and expenses and improve internal operating efficiencies; and
•	variation in consumer demand for financial self-service technologies, products and services.

     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.11 billion in 2003 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at diebold.com.

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DIEBOLD, INCORPORATED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three Months Ended March 31
	2004	2003
Net Sales
Product	$219,592	$164,668
Service	278,663	245,486

Total	498,255	410,154

Cost of goods
Product	148,296	104,009
Service	209,932	182,390

Total	358,228	286,399

Gross Profit	140,027	123,755

Percent of net sales	28.1%	30.2%

Operating expenses
Selling, general and administrative	80,659	68,368
Research, development and engineering	15,538	14,354

Total	96,197	82,722
Percent of net sales	19.3%	20.2%

Operating profit	43,830	41,033
Percent of net sales	8.8%	10.0%

Other income / (expense) and minority interest, net	(934)	(2,945)

Income before taxes	42,896	38,088
Percent of net sales	8.6%	9.3%

Taxes on income	(13,727)	(12,188)
Effective tax rate	32.0%	32.0%

Net Income	$29,169	$25,900

Percent of net sales	5.9%	6.3%

Basic weighted average shares outstanding	72,777	72,199
Diluted weighted average shares outstanding	73,371	72,475

Basic Earnings Per Share	$0.40	$0.36

Diluted Earnings Per Share	$0.40	$0.36

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31, 2004	December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$146,614	$169,951
Short-term investments	7,262	6,150
Trade receivables, net	558,699	558,161
Inventories	290,941	262,039
Other current assets	118,331	108,858

Total current assets	1,121,847	1,105,159

Securities and other investments	49,078	47,386
Property, plant and equipment, net	256,498	253,155
Goodwill	331,946	331,646
Other assets	165,210	163,156

	$1,924,579	$1,900,502

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$200,409	$190,172
Accounts payable	96,372	115,133
Other current liabilities	344,877	313,348

Total current liabilities	641,658	618,653

Long-term liabilities	130,236	133,611
Total shareholders’ equity	1,152,685	1,148,238

	$1,924,579	$1,900,502

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three Months Ending
	March 31, 2004	March 31, 2003
Cash Flow from operating activities:
Net Income	$29,169	$25,900
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,903	16,292
Deferred income taxes	547	100
Loss on sale of assets, net	24	883
Minority share of income	1,552	1,699
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	(1,208)	(3,411)
Inventories	(30,346)	(7,192)
Accounts payable	(18,560)	(6,502)
Certain other assets and liabilities	9,166	70,710

Net cash provided by operating activities	9,247	98,479

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	(979)	–
Net investment activity	(3,273)	1,397
Capital expenditures	(12,785)	(14,022)
Rotable spares expenditures	(4,506)	(10,092)
Decrease in certain other assets	(177)	(5,903)

Net cash used by investing activities	(21,720)	(28,620)

Cash flow from financing activities:
Dividends paid	(13,473)	(12,285)
Net borrowings (payments) on short term borrowings	16,039	(70,625)
Net payments from securitization	(3,650)	(3,705)
Repurchase treasury shares	(16,488)	–
Other financing activities	6,877	(1,176)

Net cash used by financing activities	(10,695)	(87,791)

Effect of exchange rate changes on cash	(169)	1,236

Decrease in cash and cash equivalents	(23,337)	(16,696)
Cash and cash equivalents at the beginning of the period	169,951	155,446

Cash and cash equivalents at the end of the period	$146,614	$138,750